Exhibit 99.1

News Release
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services Reports First Quarter 2010 Results
BATON ROUGE, Louisiana — (May 6, 2010) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2010.
FIRST QUARTER 2010 SUMMARY
•	Revenues decreased 38.4% to $114.7 million versus $186.2 million a year ago.

•	EBITDA (as defined below) decreased 71.1% to $11.0 million, or a 9.6% margin, compared to $38.1 million, or a 20.4% margin, a year ago.

•	Loss from operations was $11.9 million compared to income from operations of $11.1 million a year ago.

•	Net loss was $12.1 million, or ($0.35) per diluted share, compared to net income of $2.2 million, or $0.06 per diluted share, a year ago.
“As we expected, the first quarter was extremely challenging as a result of the continuous softness in our end markets combined with seasonality and severe weather that occurred across much of our footprint,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “At this point, our expectations for 2010 are unchanged and therefore, we anticipate that segments of our business will continue to see low demand for our products and services. We are, however, encouraged to see improving residual values on used equipment, increased activity in our earthmoving business, which is an early cycle product, and an increase in our on rent levels that are accelerating as we move into the second quarter.”
“We remain focused on maintaining the strength of our liquidity position and balance sheet. We managed our fleet through continued reductions of $15.1 million as we entered 2010 with very weak levels of demand. Our fleet utilization bottomed in January reaching a low point of less than 48% of units on rent. Beginning in February, we achieved steady improvement and we are currently maintaining approximately 53% of our units on rent,” commented Leslie Magee, H&E

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H&E Equipment Services Reports First Quarter 2010 Results

May 6, 2010
Equipment Services’ chief financial officer. “With the continuation and acceleration of these positive trends in the utilization of our fleet since the end of the first quarter, we expect sequential improvement in our rental business moving forward.”
FINANCIAL DISCUSSION FOR FIRST QUARTER 2010:
Revenue
Total revenues decreased 38.4% to $114.7 million from $186.2 million in the first quarter of 2009. Equipment rental revenues decreased 34.3% to $36.5 million compared with $55.5 million in the first quarter of 2009. New equipment sales decreased 57.4% to $27.3 million from $64.1 million in the first quarter of 2009. Used equipment sales decreased 16.5% to $13.4 million compared to $16.1 million in the first quarter of 2009. Parts sales decreased 24.6% to $19.6 million from $26.0 million in the first quarter of 2009. Service revenues decreased 25.7% to $11.5 million compared to $15.5 million a year ago.
Gross Profit
Gross profit decreased 52.5% to $23.9 million from $50.3 million in the first quarter of 2009. Gross margin was 20.8% for the quarter ended March 31, 2010 as compared to 27.0% for the quarter ended March 31, 2009. The reduced gross margin percentage in the current quarter is primarily due to lower gross margins from the rental operations.
On a segment basis, gross margin on rentals decreased to 21.7% from 36.7% in the first quarter of 2009 due to declines in rental rates and time utilization. On average, rental rates declined 13.9% as compared to the first quarter of 2009. Time utilization decreased to 49.7% from 56.1% a year ago.
Gross margin on new equipment sales was 8.7% as compared to 13.6% in the first quarter a year ago. Gross margin on used equipment sales was 20.0% which was down from 21.2% a year ago. Gross margin on parts sales decreased to 27.4% from 28.8%. Gross margin on service revenues decreased to 61.9% from 63.1% in the prior year.
Rental Fleet
At the end of the first quarter of 2010, the original acquisition cost of the Company’s rental fleet was $660.0 million, down $103.2 million from $763.2 million at the end of the first quarter of 2009 and down $15.1 million from $675.1 million at the end of 2009. Dollar utilization was 22.0% compared to 28.7% for the first quarter of 2009. Dollar returns decreased reflecting lower year-over-year average rental rates and lower time utilization.
Selling, General and Administrative Expenses
SG&A expenses for the first quarter of 2010 were $35.9 million compared with $39.1 million last year, a $3.2 million, or 8.2%, decrease. The decrease was primarily attributable to lower wages, incentive pay, and benefits. For the first quarter of 2010, SG&A expenses as a percentage of total revenues were 31.3% as compared to 21.0% a year ago.
Income (Loss) from Operations
Loss from operations for the first quarter of 2010 was $11.9 million, or 10.4% of revenues, compared with income from operations of $11.1 million, or 6.0% of revenues, a year ago.
Interest Expense
Interest expense for the first quarter of 2010 decreased $0.9 million to $7.3 million from $8.2 million a year ago due primarily to lower average interest rates, debt under the senior secured credit facility and floor plan payables.

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H&E Equipment Services Reports First Quarter 2010 Results

May 6, 2010
Net Income (Loss)
Net loss was $12.1 million, or ($0.35) per diluted share, compared to net income of $2.2 million, or $0.06 per diluted share, a year ago. The effective income tax rate was 37.0% compared to 30.8% a year ago.
EBITDA
EBITDA for the first quarter of 2010 decreased $27.1 million to $11.0 million compared to $38.1 million a year ago. EBITDA, as a percentage of revenues, was 9.6% compared to 20.4% a year ago.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss first quarter results today, May 6, 2010, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1503 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on May 6, 2010, and will continue through May 14, 2010, by dialing 719-457-0820 and entering confirmation code 5442546.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on May 6, 2009, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports First Quarter 2010 Results

May 6, 2010
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 67 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America as well as the impact of the recent macroeconomic downturn and current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports First Quarter 2010 Results

May 6, 2010
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Revenues:
Equipment rentals	$36,453	$55,484
New equipment sales	27,293	64,057
Used equipment sales	13,431	16,093
Parts sales	19,632	26,023
Service revenues	11,483	15,457
Other	6,394	9,082

Total revenues	114,686	186,196

Cost of revenues:
Rental depreciation	19,279	23,785
Rental expense	9,247	11,330
New equipment sales	24,910	55,315
Used equipment sales	10,745	12,688
Parts sales	14,247	18,522
Service revenues	4,376	5,703
Other	7,997	8,573

Total cost of revenues	90,801	135,916

Gross profit	23,885	50,280

Selling, general, and administrative expenses	35,874	39,147
Gain (loss) on sales of property and equipment, net	64	(18)

Income (loss) from operations	(11,925)	11,115

Interest expense	(7,291)	(8,181)
Other income, net	50	215

Income (loss) before provision (benefit) for income taxes	(19,166)	3,149

Provision (benefit) for income taxes	(7,088)	971

Net income (loss)	$(12,078)	$2,178

NET INCOME (LOSS) PER SHARE
Basic — Net income (loss) per share	$(0.35)	$0.06

Basic — Weighted average number of common shares outstanding	34,625	34,581

Diluted — Net income (loss) per share	$(0.35)	$0.06

Diluted — Weighted average number of common shares outstanding	34,625	34,597

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H&E Equipment Services Reports First Quarter 2010 Results

May 6, 2010
H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	March 31,	December 31,
	2010	2009

Cash	$43,758	$45,336
Rental equipment, net	415,926	437,407
Total assets	730,099	763,084

Total debt (1)	252,860	254,110
Total liabilities	463,086	484,202
Stockholders’ equity	267,013	278,882
Total liabilities and stockholders’ equity	$730,099	$763,084

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended
	March 31,
	2010	2009

Net income (loss)	$(12,078)	$2,178
Interest expense	7,291	8,181
Provision (benefit) for income taxes	(7,088)	971
Depreciation	22,711	26,580
Amortization of intangibles	148	148

EBITDA	$10,984	$38,058

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